Exhibit 10.6

VYANT BIO, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of March 30, 2021, by and between Vyant Bio, Inc. (the “Company”), and Andrew D.C. LaFrence, with the address indicated on the signature page hereto (“Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree, effective as of the Effective Time (as defined in that certain Agreement and Plan of Merger and Reorganization dated as of August 21, 2020, by and among the Company, StemoniX, Inc. and CGI Acquisition, Inc. (the “Merger Agreement”)), as follows:

1. Employment. The Company hereby employs Employee in the capacity of the Chief Financial Officer of the Company, reporting directly to the Chief Executive Officer of the Company (the “CEO”). Employee accepts such employment and agrees to perform such roles and provide such management and other services for the Company as are customary to such office and such additional responsibilities, consistent with Employee’s position as the Chief Financial Officer, as may be assigned to Employee from time to time by the CEO. All employees in the financial operations, public company related financial reporting, accounting, general office administration, client services, information technology operations and infrastructure, and human resources departments of the Company shall report, directly or indirectly, to Employee, and Employee shall make (or delegate to others) all employment decisions regarding and with respect to direct and indirect reports.

2. Term. The employment hereunder shall be for a period commencing on the date on which the Effective Time occurs (the “Effective Date”) and ending when terminated as provided in Section 4 or 5 (the “Term”). Employee’s employment following the Effective Date will be on a full-time business basis requiring the devotion of substantially all of Employee’s productive business time for the efficient and successful operation of the business of the Company; provided, however, that Employee shall be permitted to serve on outside boards and committees and perform other civic and charitable activities in addition to his employment as Chief Financial Officer of the Company, provided such outside activities during the Term do not materially interfere or conflict with Employee’s duties hereunder or create an actual or perceived business or fiduciary conflict (in each case, as determined by the Company in good faith).

3. Compensation and Benefits

3.1 Cash Compensation. For the performance of Employee’s duties hereunder following the Effective Date, the Company shall pay Employee an annual salary in the amount of $325,000 (the “Base Compensation”). The annual salary shall be paid in installments either every two weeks or twice per month, based on and in accordance with Company’s regular payroll procedures.

3.2 Bonus. Commencing for calendar year 2021, Employee shall be eligible annually for a bonus to be determined by the Board of up to 40% of Base Compensation. The amount of the bonus shall be determined by the Board, based on its assessment of Employee’s performance and, if the Board has established performance goals, the Company’s performance against the goals established by the Board or the Compensation Committee of the Board. Any bonus shall be payable prior to March 15 of the following calendar year, subject to continued employment through the end of the performance period unless otherwise provided for in Section 5.2.

3.3 Stock Options. From time to time, the Company may grant to Employee options under the Company’s Stock Option Plan (or its successor stock plan) to purchase shares of the Company’s common stock at a stated exercise price per share, which shall be no less than fair market value.

3.4 Benefits. Employee and his dependents shall be entitled to such medical/dental, disability and life insurance coverage and such 401(k) plan and other retirement plan participation, vacation, sick leave and holiday benefits, if any, and any other benefits as are made available either to Company’s other senior executives or to the Company’s personnel generally, all in accordance with the Company’s benefits program in effect from time to time. Employee is responsible for paying Employee’s portion of the benefit costs consistent with other relevant employees of the Company. The medical/dental, disability and life benefits provided to Employee under this Section 3.4 shall continue until, and shall terminate, twelve (12) months after a Termination Event pursuant to Section 4 or Section 5, subject to Employee signing the Company’s form of Release as provided as Exhibit A, except to the extent that Employee receives comparable benefits at a future employer during the twelve (12) months after the Termination Event, in which case the pertinent benefits from the Company shall end upon Employee’s enrollment in the future employer’s benefit plan.

3.5 Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in performing his tasks, duties and responsibilities under Section 1 or otherwise in connection with and reasonably related to the furtherance of the Company’s business, including, without limitation, the costs of maintaining Employee’s CPA license. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy, and will comply with using the Company’s electronic T&E software and travel planning systems.

3.6 Mobile Device and Phones. The Company shall provide a mobile phone that is compliant with the Company policy and is HIPAA compliant. Employee is welcome to use his own device or phone, but it must be registered with the I.T. department and must follow the Company’s “BYOD” (Bring Your Own Device) policies, including but not limited to setting up of passwords, backups of information and compliance with email and communication policies.

4. Change of Control.

4.1 In the event of a termination of Employee’s employment hereunder by the Company with or without Cause or by Employee with or without Good Reason, within twelve (12) months following a Change of Control, (i) the Company will promptly pay Employee, in lieu of the amounts required under Section 5.2(b) and in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a), a severance amount, payable in a lump sum immediately upon the later of such termination of employment or Employee’s execution of a Release in the form attached as Exhibit A, equal to (A) twelve (12) months base compensation, plus (B) an amount equal to the prior year bonus, and (ii) any unvested Stock Options held by Employee shall vest in full.

4.2 As used herein, a “Change of Control” of the Company shall mean any of the following: (i) the acquisition by any person(s) (individual, entity or affiliated or unaffiliated group) in one or a series of transactions (including, without limitation, issuance of shares by the Company or through merger of the Company with another entity) of direct or indirect record or beneficial ownership of 50% or more of the voting power with respect to matters put to the vote of the shareholders of the Company and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; (ii) the commencement of or public announcement of an intention to make a tender or exchange offer for more than 50% of the then outstanding Shares of the common stock of the Company; (iii) a sale of all or substantially all of the assets of the Company; or (iv) the Board, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a “Change of Control”: (1) any capital raised by the Company (not used for a redemption of outstanding shares); (2) the closing of any transaction that in good faith may be reasonably characterized as an acquisition of another entity by the Company rather than the other way around; or (3) any acquisition of the Company or its shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

4.3 If Employee is a “specified employee” for purposes of Section 409 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent any amounts required to be paid pursuant to this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from the Termination Event (as defined below) and (ii) the date of Employee’s death, with any delayed amounts being paid in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Employee’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

5. Termination

5.1 Termination Events. The employment hereunder will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a) Employee dies; or

(b) The Company, by written notice to Employee or Employee’s personal representative, discharges Employee due to the inability to continue to perform the duties previously assigned to Employee hereunder prior to such injury, illness or disability for a continuous period exceeding 90 days or 180 out of 360 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician reasonably acceptable to the Company; provided, however, that prior to discharging Employee due to such disability, the Company shall give a written statement of findings to Employee or Employee’s personal representative setting forth specifically the nature of the disability and the resulting performance failures, and Employee shall have a period of thirty (30) days thereafter to respond in writing to the Company’s findings, whereupon the Company shall conduct a reasonable and fair hearing with Employee and any supporting witnesses and evidence for Employee to reach a final determination; or

(c) Employee is discharged by the Company for “Cause.” As used in this Agreement, the term “Cause” shall mean:

(i) Employee’s conviction of (or pleading guilty or “nolo contendere” to) any felony or a major misdemeanor involving dishonesty or moral turpitude; provided, however, that prior to discharging Employee for Cause, the Company shall give a written statement of findings to Employee setting forth specifically the grounds on which Cause is based, and Employee shall have a period of ten (10) days thereafter to respond in writing to the Company’s findings; or

(ii) Employee’s (1) unreasonable failure to perform Employee’s duties, as determined by the Board of Directors, or (2) substantial and material breach of, or default under, this Agreement or the Proprietary Information and Invention Assignment Agreement (as defined herein), (3) unreasonable failure as determined by the Board of Directors, to meet reasonable benchmarks, as may be agreed to from time to time by Employee and the Board of Directors. In the case of any of the conditions set forth in this Section 5.1(c)(ii), Employee shall be given written notice of the intent of the Board of Directors to terminate Employee’s employment under this paragraph, and shall be permitted thirty (30) days from receipt of such written notice to promptly cure any such breach or default to the reasonable satisfaction of the Board of Directors.

(d) Employee is discharged by Company other than in accordance with Section 5.1(a)-(c) (a termination “without Cause”), which the Company may do at any time, with at least thirty (30) days’ advance written notice, subject to the full performance of the obligations of the Company to Employee pursuant to Section 4 or Section 5.2, as the case may be; or

(e) Employee voluntarily terminates Employee’s employment due to “Good Reason,” which shall mean, without Employee’s consent (i) a material default by the Company in the performance of any of its obligations hereunder, which default, if not previously cured under this Section 5.1(e)(i), remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) excluding business travel or a work from home arrangement, the relocation of Employee’s principal place of employment that would increase Employee’s one-way commute by more than twenty-five (25) miles, (iii) a material diminution of the roles, responsibilities or duties and/or the position, title or authority of Employee hereunder, or (iv) a requirement that Employee report to any person other than the CEO; or

(f) Employee voluntarily terminates Employee’s employment without Good Reason, which Employee may do at any time with at least thirty (30) days’ advance notice.

5.2 Effects of Termination.

(a) Upon termination of Employee’s employment hereunder for any reason, the Company will promptly pay Employee all Base Compensation owed to Employee, all bonuses earned and unpaid through the date of termination (including, without limitation, salary and employee expenses reimbursements), and all accrued but unused paid time off as of the date of termination. Employee shall also be paid for any performance bonus plan then in effect on a pro rata basis of the target bonus for that period of time during the fiscal year in which termination occurs, but such amount shall only be paid at a commensurate time as other employees are paid their bonus amounts.

(b) Unless Section 4 applies (in which case Section 4, and not this Section 5.2(b), will be followed), and in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a):

(i) Upon termination of Employee’s employment under Section 5.1(a), Company shall continue to pay the Base Compensation to the estate of Employee for a period of ninety (90) days after such death.

(ii) Upon termination of Employee’s employment under Section 5.1(b), the Company shall pay Employee, commencing immediately upon such termination of employment, monthly (or biweekly at the Company’s discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months after termination.

(iii) Upon termination of Employee’s employment under Section 5.1(d) or 5.1(e), the Company shall pay Employee, commencing immediately upon the later of such termination of employment or Employee’s execution of a Release in the form attached as Exhibit A, monthly (or biweekly at the Company’s discretion) amounts equal to the Employee’s then applicable Base Compensation for a period of nine (9) months after termination plus the greater of the actual prior-year and current-year target bonus times the number of days from the beginning of the current fiscal year through the Employee’s termination date divided by 365 days.

(c) As consideration for Employee’s employment with the Company and the consideration Employee received in connection with merger of CGI Acquisition, Inc. with and into StemoniX, Inc. with StemoniX, Inc. remaining as a wholly owned subsidiary of the Company pursuant to the Agreement and Plan of Merger and Reorganization dated August 21, 2020, by and between the Company, StemoniX, Inc. and CGI Acquisition, Inc., at all times both during Employee’s employment and upon the termination of Employee’s employment hereunder pursuant to Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e) or 5.1(f), Employee agrees that for the twelve- (12) month period following the Termination Event:

(i) Employee will not directly, whether as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever other than a passive investor, provide services to any person, firm, corporation or other business enterprise which is involved in the business of developing human cell-based assays and related analytical tools to define a preclinical toxicity or efficacy model(s) as a service, product or combined with the ability to test drugs for repurposing for new and emerging disease indications targeting the pharmaceutical industry and in direct competition with the Company anywhere in the United States of America or (a) in any geographic location where Employee performed direct, substantive services for any of the Company’s customers, (b) in which Employee provided services to Company, or (c) where Employee’s use or disclosure of Proprietary Information (as defined in the Proprietary Information and Invention Assignment Agreement) could disadvantage the Company (the “Competitive Engagements”), unless Employee obtains the Company’s prior written consent.

(ii) Employee will not directly or indirectly solicit any individual to leave the Company’s then full-time employ, for any reason, to join or be employed by any employer that then employs Employee as an employee, director, consultant or advisor.

(iii) Employee will not directly or indirectly do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with a Business Partner (as defined in the Proprietary Information and Invention Assignment Agreement) with whom Employee performed direct, substantive services during Employee’s employment or as to whom Employee had access to Proprietary Information where Employee’s use or disclosure of Proprietary Information could disadvantage the Company or cause such Business Partners to cease doing business with the Company or to breach its agreement with the Company. This restriction shall not apply to any Business Partner with whom Employee can demonstrate that Employee had a pre-existing relationship prior to Employee’s employment with the Company.

(d) Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of breach of the restrictive covenants set forth in Section 5.2(c). Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to seek equitable relief in the form of an injunction, precluding Employee from continuing to engage in such breach, without the need to post a bond or other security.

(e) If any restriction set forth in Section 5.2(c) is held to be unreasonable, then Employee and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

(f) Except as required by law, Employee agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates. The Company agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages Employee or which reflects negatively upon Employee, including but not limited to statements regarding his financial condition.

6. Conflicts of Interest.

6.1 Duty to Disclose. Employee will provide the CEO and Board with a report on the existence of any actual or the appearance of any conflicts of interest. In connection with any actual conflicts of interests or the appearance of a conflict of interest, Employee will confidentially disclose the existence of any conflicts of interests, including Employee’s financial interest and the minimum about of facts necessary to assess the conflict of interest, to the CEO and Board or to any special committees with Board delegated powers considering the proposed transaction or arrangement. If the Board or committee has reasonable cause to believe that Employee has failed to disclose any actual conflict of interest, it shall inform Employee of the basis for such belief and afford Employee an opportunity to explain the alleged failure to disclose.

6.2 Determining Whether a Conflict of Interest Exists. After disclosure of the financial interest and the minimum about of facts necessary to assess the conflict of Interest, and after any discussion with the Employee, Employee shall excuse himself from the Board or committee meeting while the determination of whether a conflict of interest exists is discussed and voted upon. The remaining Board or committee members shall determine whether a conflict of interest exists.

6.3 Addressing Conflict. If the Board determines that Employee has either an actual conflict of interest or the appearance of a conflict, the Company and Employee shall employ good faith actions to resolve the conflict of interest.

7. General Provisions.

7.1 Assignment. Employee may not assign or delegate any of Employee’s rights or obligations under this Agreement. The Company may assign this Agreement to a purchaser of, or other successor to, all or substantially all of the assets of the Company.

7.2 Entire Agreement; Effect on Prior Agreements. This Agreement, together with the Proprietary Information and Invention Assignment Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written and verbal agreements between the parties. Without limiting the foregoing, the Company (on behalf of StemoniX) and Employee agree that the compensation and restrictive covenant-related provisions of that certain offer letter by and between StemoniX and Employee dated as of August 19, 2019, as amended to date (but not the related Employee Confidential Information, Assignment of Inventions, And Arbitration Agreement), shall be terminated effective as of the Effective Date, except that nothing hereby extinguishes any right of the Employee to payment from StemoniX that accrued prior to the date hereof.

7.3 Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

7.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

7.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Minnesota, and venue and jurisdiction for any disputes hereunder shall be heard exclusively in any court of competent jurisdiction in Minnesota for all purposes.

7.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

7.7 Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

7.8 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to its corporate headquarters, attention CEO, and in the case of Employee, to the address shown for Employee on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

7.9 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

7.10 Arbitration and Equitable Relief. In consideration of Employee’s employment with the Company, its promise to arbitrate all employment-related disputes, and Employee’s receipt of the compensation and any and all other benefits provided to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims or disputes with anyone, including (but not limited to) the Company or any employee, manager, officer, agent, shareholder, fiduciary, administrator, or benefit plan of the Company, arising from, relating to, or resulting from Employee’s employment with the Company, including any breach of this Agreement, shall be subject to and be resolved by binding arbitration. Employee understands that this agreement to arbitrate also applies to any disputes that the Company may have with Employee. Unless specifically prohibited by applicable Minnesota law, all disputes subject to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective, or representative action. In agreeing to arbitrate any and all claims, Employee agrees to waive and hereby does waive any right to trial by jury, including for any statutory claims under state and federal law, specifically including (but not limited to) claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Minnesota Human Rights Act, claims of sexual or other unlawful harassment or discrimination, wrongful termination, any other statutory claims, and any claims for breach of contract, tort, or any other bases in federal, state, local, or common law.

(a) Procedure. Employee agrees that any arbitration will be administered by Judicial Arbitration and Mediation Services (“JAMS”) and that a single neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Procedures (the “Rules”). The Parties agree that the arbitration shall take place in Hennepin County, Minnesota and that the arbitrator shall conduct and administer any arbitration in a manner consistent with the Rules, and with Minnesota law, including the power to conduct adequate discovery, decide any motions brought by any party, and to award any remedies available under applicable law. The arbitrator shall award to the prevailing party its reasonable attorneys’ fees incurred and costs, unless prohibited by applicable law. Employee agrees that the arbitrator shall issue a binding written award that sets forth the essential findings and conclusions on which the award is based. The Company will pay all fees charged by the arbitrator and by JAMS, regardless of the party initiating the arbitration. The full text of the Rules is available here: https://www.jamsadr.com/rules-employment-arbitration/.

(b) Remedies and Provisional Relief. Arbitration shall be the sole, exclusive and final method for resolving any dispute between the Company and Employee. Accordingly, neither the Company nor Employee will be permitted to pursue an action in court regarding claims that are subject to arbitration. However, nothing in this Agreement will prohibit either party from seeking provisional relief, including an injunction or other available provisional relief. Employee agrees that no bond or other security will be required when seeking such provisional relief. If either party seeks such relief from a court, the prevailing party shall be entitled to recover allowable costs and reasonable attorneys’ fees incurred with respect to such application.

(c) Administrative Relief. This Agreement does not prohibit Employee from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or any other federal, state, or local government agency or commission (collectively, “Government Agencies”) or from communicating with any Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency. This Agreement does, however, prohibit Employee from pursuing a court action regarding any such charge or complaint.

7.11 Counterparts. This Agreement may be executed by exchange of facsimile signature pages and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.12 Insurance on Employee. The Company shall be entitled to obtain and maintain, at the Company’s expense, key person life insurance on the life of Employee, naming the Company as the beneficiary of such policy. Employee agrees to cooperate with the Company and take all reasonable actions necessary to obtain such insurance, such as taking usual and customary physical examinations and providing true and accurate personal, health related information for any application at no cost to Employee.

7.13 Proprietary Information and Invention Assignment Agreement. The terms of the proprietary information and invention assignment agreement attached hereto as Exhibit B (the “Proprietary Information and Invention Assignment Agreement”) are incorporated herein by reference. If there is any conflict between the terms of the Proprietary Information and Invention Assignment Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

COMPANY:

Vyant Bio, Inc.:

/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Andrew D.C. LaFrence
Name:	Andrew D.C. LaFrence
Address:	10475 110th Street N.,
Stillwater, MN 55082

EXHIBIT A

RELEASE

1. In exchange for the good and valuable consideration set forth in the Employment Agreement between the parties, the undersigned individual (“Releasor”), on Releasor’s own behalf and on behalf of Releasor’s heirs, beneficiaries and assigns, hereby releases and forever discharges Vyant Bio, Inc. and its subsidiaries and all of their respective officers and directors, employees, agents, attorneys, successors and assigns (collectively, “Company Group”), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type (collectively, “Claims”) which Releasor has had in the past, now has, or might now have, through the date of the Releasor’s execution of this Release, in any way resulting from, arising out of or connected with his employment by Vyant Bio, Inc. and its subsidiaries (collectively, “Company”) or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation, and as each may be amended from time to time, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, (“ADEA”); the Americans with Disabilities Act, ERISA (excluding COBRA), the Fair Credit Reporting Act, OSHA, the Genetic Information Nondiscrimination Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Sarbanes Oxley Act of 2002, the False Claims Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, Minnesota Human Rights Act, Minnesota Equal Pay for Equal Work Law, Minnesota’s Dismissal for Age Statute, Minnesota Nonwork Activities Law, Minnesota Notice of Termination Law, Minnesota Parenting Leave Act and Polygraph Tests Prohibited). “Claims” also means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, statutes, and/or regulations.

2. Excluded from the scope of this Release is (i) any claim or right of Releasor under any policy or policies of directors and officers liability insurance maintained by the Company as in effect from time to time; (ii) any right of or for indemnification or contribution pursuant to contract and/or the Articles of Incorporation or By-Laws (or other charter documents) of the Company that Releasor has or hereafter may acquire if any claim is asserted or proceedings are brought against Releasor including, without limitation, if by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of the Company, or by any self-regulatory organization, stock exchange or the like, arising out of or related or allegedly related to the undersigned individual being or having been an officer or employee of the Company or to any of his actions, inactions or activities as an officer or employee of the Company; (iii) any rights or claims that may arise after the date Releasor signs this Agreement; (iv) any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); (v) claims for unemployment benefits; (vi) any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or (vii) Releasor’s rights to any vested benefits to which he is entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”)

3. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) Releasor’s protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing herein shall prohibit, interfere with or limit Releasor from filing a charge with, communicating with or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal, state or local agency. However, Releasor shall not be entitled to any relief or recovery (whether monetary or otherwise), and Releasor hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released herein;

(b) Releasor’s protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

(c) Releasor’s right to enforce the terms of this Agreement and to exercise his rights relating to any other Excluded Claims.

4. Releasor represents and warrants that he has no charges, lawsuits, or actions pending in his name against any of the Company Group relating to any claim that has been released in this Agreement. Releasor also represents and warrants that he has not assigned or transferred to any third party any right or claim against any of the Company Group that he has released herein. Except with respect to the Excluded Claims, Releasor covenants and agrees that he will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Company Group with respect to any claim that has been released herein.

5. Releasor agrees, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Releasor’s employment with the Company. This may include, for example, making Releasor reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse Releasor for reasonable out-of-pocket expenses that Releasor incurs in providing any requested cooperation, so long as Releasor provides advance written notice to the Company of Releasor’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit Releasor’s protected rights described in the Excluded Claims.

6. Releasor confirms that Releasor has returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in Releasor’s possession, custody or control. Releasor also represents and warrants that Releasor has not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Releasor also agrees that Releasor will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which Releasor has password-protected on any of its computer equipment or on its computer network or system.

7. The undersigned individual further acknowledges that Releasor has been advised by this writing that: (a) Releasor’s waiver and release in this Release does not apply to any rights or claims that may arise after the execution date of this Release; (b) that Releasor is encouraged by Company and has the right to consult with an attorney prior to executing this Release; (c) Releasor has been provided with up to twenty-one (21) days to review and consider this Release; (d) Releasor has fifteen (15) days following Releasor’s execution and delivery of this Release to revoke this Agreement by so notifying the Company in writing (c/o CEO); and (e) this Release shall not be effective until the date upon which this fifteen (15) day revocation period has expired unexercised (the “Effective Date”), which shall be the fifteen (15) day after this Release is executed by the undersigned individual.

8. The Company hereby releases and forever discharges the Releasor and Releasor heirs, beneficiaries and representatives and assigns, both individually and in their official capacities, from any and all Claims (defined above) which it has had in the past, now has, or might now have, through the date of its execution and delivery of this Release, in any way resulting from, arising out of, or connected with Releasor’s employment with the Company or separation therefrom. Company agrees not to take any action that is designed, specifically as to you or with respect to a class of similarly situated employees, to reduce or abrogate, or may reasonably be expected to result in an abridgement or elimination of, any rights of indemnification or contribution available to Releasor, as described above, or under any such policy or policies of directors and officers liability insurance, unless any such abridgement or elimination of rights also is generally applicable to all then-current officers and employees of the Company. Notwithstanding the foregoing, nothing herein shall constitute a release by Company against Releasor for fraud, theft, or illegal acts or omissions.

9. This Release does not constitute an admission by the Company or by the undersigned individual of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights. This Release is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both the undersigned individual and a duly authorized officer of the Company.

10. This Release will bind the heirs, personal representatives, successors and assigns of both the undersigned individual and the Company, and inure to the benefit of both the undersigned individual and the Company and their respective heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Minnesota as applied to contracts made and to be performed entirely within Minnesota.

Vyant bIO, Inc.:	EMPLOYEE:

/s/ John A. Roberts	/s/ Andrew D.C. LaFrence
Name: John A. Roberts	Name: Andrew D.C. LaFrence
Title: Chief Executive Officer

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

I (the “Employee”) recognize that Vyant Bio, Inc., a Delaware corporation (the “Company”), is engaged in the business of developing human cell-based assays and related analytical tools to define a preclinical toxicity or efficacy model(s) as a service, product or combined with the ability to test drugs for repurposing for new and emerging disease indications targeting the pharmaceutical industry (the “Business”). Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business including but not limited to as a provider, agent, customer, supplier, distributor, or licensee is referred to as a “Business Partner.”

I understand that as part of my performance of duties as an employee of the Company (the “Employment”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Employment creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company’s anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Employment.

For purposes of this Agreement, the following definitions apply: “Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above. Proprietary Information does not include, and the restrictions upon use and disclosure of Proprietary Information shall not apply to, information that: (1) is now in the public domain or subsequently enters the public domain through no breach of this Agreement, or (2) I lawfully receive from any third party without restriction as to use or confidentiality, or (3) is independently developed by me, or for me by others.

“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

As part of the consideration for my Employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1. Proprietary Information and Inventions. All Proprietary Information and Inventions related to the Business shall be the sole property of the Company and its assigns, and the Company or its Business Partners, as the case may be, and their assigns shall be the sole owner of all patents, trademarks, service marks, copyrights and other rights (collectively referred to herein as “Rights”) pertaining to Proprietary Information and Inventions. I hereby assign to the Company, any rights I may have or acquire in Proprietary Information or Inventions or Rights pertaining to the Proprietary Information or Inventions which Rights arise in the course of my Employment. I further agree as to all Proprietary Information or Inventions to which Rights arise in the course of my Employment to reasonably assist the Company or any person designated by it in every proper way (but at the Company’s sole expense) to obtain and, from time to time, enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all truthful and accurate documents reasonably necessary for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Employment (“Cessation of my Employment”). I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Employment and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101). Notwithstanding the foregoing, the Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by me for the Company.

2. Confidentiality. At all times, both during my Employment and after the Cessation of my Employment, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company or as required by law or requested by any governmental agency or court of competent jurisdiction. I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information. I agree that I owe the Company and such third parties (including Business Partners), during my Employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or Proprietary Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company’s agreement with such third party. I acknowledge receipt of the following notice under the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

3. Delivery of Company Property and Work Product. In the event of the Cessation of my Employment, I will deliver to the Company all biological and chemical materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, which property is then in existence, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5. No Conflict. I represent to the best of my knowledge that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Employment. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

6. No Use of Confidential Information. I represent to the best of my knowledge that I have not brought and will not bring with me to the Company or use in my Employment any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use. I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers or other persons.

7. Equitable Relief. I acknowledge that in the event of my violation or of the terms of this Agreement, I expressly agree that the Company shall be entitled to seek, in addition to damages and any other remedies provided by law, an injunction or other equitable remedy respecting such violation or continued violation by me without being required to post a bond or other security.

8. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

9. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Minnesota applied to contracts made and performed wholly within such state. No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement, together with the employment agreement (if any) between the Company and myself, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement.

10. Thorough Understanding of Agreement. I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, I have caused the Proprietary Information and Inventions Agreement to be signed on the date written below.

Signed:	/s/ Andrew D.C. LaFrence

Name:	Andrew D.C. LaFrence

Date:	March 30, 2021

[SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT]

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